EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
12/09/04	Investors: Mary Kay Shaw, 630-623-7559
Media: Anna Rozenich, 630-623-7316

McDONALD'S REPORTS STRONG GLOBAL COMPARABLE SALES FOR NOVEMBER AND OTHER ITEMS

Global comparable sales up 4.2% for November and 7.1% year-to-date
November marked the 20th consecutive month of positive U.S. comparable sales - up 7.1%; year-to-date up 9.8%
Europe's comparable sales up 1.1% for the month and 2.4% year-to-date
Fourth quarter 2004 asset impairment charge expected to be $0.07 to $0.08 per share
Non-operating gain of $0.02 per share will be recorded in the fourth quarter

OAK BROOK, IL - McDonald's Corporation announced today that November 2004 Systemwide sales for McDonald's restaurants increased 9.3%, or 5.1% in constant currencies, compared with November 2003. Comparable sales for McDonald's restaurants worldwide increased 4.2% for the month.
McDonald's Chief Executive Officer Jim Skinner commented, "In November, our ongoing commitment to operational excellence and leadership marketing continued to deliver results. McDonald's is attracting more customers and building on our ongoing sales momentum. The U.S. marked its 20th consecutive month of positive comparable sales, reporting an increase of 7.1% for November against last year's outstanding 10.2% result. Our performance in the U.S. continues to be driven by multiple complimentary initiatives including new food, expanded restaurant hours, everyday value, appealing Happy Meals and better operations.
"Europe's comparable sales rose 1.1% in November despite a negative calendar shift. In the face of Europe's challenging business climate, year-to-date comparable sales were up 2.4%. To gain more traction and grow our business in Europe, we will continue to focus on delivering outstanding everyday value and superior service along with contemporary and relevant food offerings.

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"In Asia/Pacific, Middle East and Africa, comparable sales were relatively flat for November, reflecting a negative calendar shift.
"As we approach 2005, we will continue to execute our Plan to Win and maintain financial discipline to attract more customers, create greater brand loyalty and grow profitably."
During the fourth quarter, McDonald's will complete its annual asset impairment testing. The Company expects to record charges of approximately $95 million to $110 million ($85 million to $100 million after tax or $0.07 to $0.08 per share), primarily related to asset impairment in South Korea. These charges will not result in future cash expenditures. Separately, the Company will record a gain of nearly $50 million ($30 million after tax or $0.02 per share for the quarter) in non-operating income as a result of the December sale of its interest in a U.S. partnership that owned real estate in downtown Chicago.

November Comparable Sales
	Month-to-Date		Year-to-Date
Percent Increase	2004	2003	2004	2003
McDonald's Restaurants*	4.2	6.4	7.1	1.9
Major Segments:
U.S.	7.1	10.2	9.8	5.8
Europe	1.1	1.9	2.4	(1.2)
APMEA**	(0.2)	4.1	5.8	(4.8)

November Systemwide Sales
	Month-to-Date		Year-to-Date
Percent Increase	As Reported	Constant Currency	As Reported	Constant Currency
McDonald's Restaurants*	9.3	5.1	12.2	7.9
Major Segments:
U.S.	7.6	7.6	10.5	10.5
Europe	13.9	2.7	14.3	3.9
APMEA**	5.4	1.0	12.9	6.0
* Excludes non-McDonald's brands
** Asia/Pacific, Middle East and Africa

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Definitions

Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months, excluding the impact of currency translation. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates.  Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates  pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

Information in constant currency is calculated by translating current year results at prior year average exchange rates.

The number of weekdays, weekend days and timing of holidays can impact reported comparable sales. For the month of November 2004, this calendar shift/trading day adjustment consisted of one more Monday and Tuesday and one less Saturday and Sunday, compared with November 2003.

Upcoming Communications
McDonald's tentatively plans to release December sales performance on January 18.
More than 30,000 local McDonald's restaurants serve about 47 million customers each day in more than 100 countries. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of December 9, 2004. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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